EXHIBIT 99.1
                  IMMUNOMEDICS ANNOUNCES FISCAL 2004 RESULTS

Morris Plains, NJ, September 8, 2004 - Immunomedics, Inc. (Nasdaq: IMMU) today reported revenues of $0.9 million and a net loss of $6.8 million, or $0.14 per share, for the fourth quarter of fiscal year 2004, which ended June 30, 2004. This compares to revenues of $1.7 million and a net loss of $3.7 million, or $0.07 per share, for the same period last year. Revenues declined primarily due to the completion of the sale of research and development materials in the first quarter of fiscal year 2004, which were part of the Amgen Agreement. These sales contributed approximately $.7 million of revenues in the fourth quarter of fiscal year 2003. Expenses were higher this quarter due to increased research and development activities and a one-time cost associated with warrants issued to Amgen Inc. for the return of all rights and clinical results for epratuzumab in April 2004.

For the fiscal year 2004, the Company reported revenues of $4.3 million and a net loss of $22.4 million, or $0.45 per share. This compares to revenues of $13.7 million and a net loss of $7.9 million, or $0.16 per share, for fiscal year 2003. The decline in revenues resulted primarily from the Company recognizing its final portion of the $18.0 million up-front licensing payment from Amgen Inc. in the third quarter of fiscal year 2003. At June 30, 2004, the Company had $18.6 million in cash and liquid securities, including $5.1 million of restricted securities that collateralize the New Jersey Economic Development Authority financing completed in May 2003 for the construction of the Company's expanded manufacturing facilities. In August 2004, the Company raised an additional approximately $14 million from the sale of its common stock to a group of accredited investors.

"The higher expenses incurred in the fourth quarter were the result of a one-time, non-cash charge for warrants issued to Amgen, and increased research and development activities. In particular, with the return of epratuzumab from Amgen, we have increased our manufacturing spending in anticipation of new clinical trials in lymphoma and autoimmune diseases for our most advanced potential product. To bolster our cash reserves, we added approximately $14 million in early August 2004 from the net proceeds of a sale of our common stock. We will continue to evaluate opportunities to raise additional capital through licensing of our products and technologies, the sale of debt and/or equity securities, or some combination of the foregoing as they arise," commented Gerard G. Gorman, the Company's Vice President, Finance, and Chief Financial Officer.

The Company reported the initial clinical results from a European study with epratuzumab administered to patients with Systemic Lupus Erythematosus (SLE) at the 7th International Congress on SLE in May 2004 (see http://www.immunomedics.com/7events/Kaufman_SLE_LL2_final.pdf). This pilot study established the safety, tolerability, lack of immunogenicity and early evidence of efficacy in SLE patients. "We are very encouraged with these results, which now need to be confirmed in larger randomized trials," remarked Cynthia L. Sullivan, the Company's President and Chief Executive Officer.

Other developments of note during the fourth quarter of fiscal year 2004 were as follows:

o The Company presented six abstracts at the 40th meeting of the American Society of Clinical Oncology communicating clinical and preclinical advances in the therapy of non-Hodgkin's lymphoma, multiple myeloma and colorectal cancer.

o The Company and its subsidiary, IBC Pharmaceuticals, Inc., reported nine studies at the 51st Annual Meeting of the Society of Nuclear Medicine on clinical and preclinical progress on therapeutics for non-Hodgkin's lymphoma, colorectal and pancreatic cancers using radiolabeled antibodies.

"We remain focused on bringing our potential therapeutic products to the market expeditiously. The approximately $14 million we raised in August allows us to maintain our momentum in the development of epratuzumab for the treatment of non-Hodgkin's lymphoma and systemic lupus erythematosus, while we continue discussions on worldwide licensing of this product. We have also begun our Phase I and II clinical studies in certain other indications for other humanized antibodies, such as those targeting the CD20 antigen expressed by B-cells in various diseases, another antigen expressed in pancreatic cancers, and the alpha-fetoprotein marker on primary liver cancers," Ms. Sullivan added.

Immunomedics, Inc. is a biopharmaceutical company focused on the development, manufacture and commercialization of diagnostic imaging and therapeutic products for the detection and treatment of cancer and other serious diseases. Integral to these products are highly specific monoclonal antibodies and antibody fragments designed to deliver radioisotopes and chemotherapeutic agents to tumors and other sites of disease. Immunomedics has therapeutic product candidates in clinical development and has two marketed diagnostic imaging products. Our most advanced therapeutic product candidate is epratuzumab, for which certain Phase II clinical trials for the treatment of non-Hodgkin's lymphoma have already been completed.

This release, in addition to historical information, contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of financing and other sources of capital, as well as the risks discussed in the Company's Annual Report on Form 10-K for the year June 30, 2003. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact: Chau Cheng, Associate Director, Investor Relations & Business Analysis, (973) 605-8200, extension 123. Visit the Company's web site at http://www.immunomedics.com.
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                               IMMUNOMEDICS, INC.
                      Condensed Consolidated Balance Sheets

                                                        June 30,       June 30,
                                                          2004           2003
                                                      -----------    -----------
ASSETS
  Current Assets:
  Cash and cash equivalents ........................  $ 9,133,297    $13,601,627
  Marketable securities ............................    4,345,891     10,194,813
  Accounts receivable ..............................      788,647        930,134
  Inventory ........................................      340,133        839,480
  Other current assets .............................      748,921        825,372
  Restricted securities ............................    1,275,200      1,275,200
                                                      -----------    -----------
                                                       16,632,089     27,666,626

Property and equipment, net ........................   11,532,646     12,298,971

Restricted securities ..............................    3,825,600      5,100,800
Other long-term assets .............................       98,243         63,157

                                                      -----------    -----------
                                                      $32,088,578    $45,129,554
                                                      ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities ..............................  $ 6,296,713    $ 5,890,946
  Long-term debt ...................................   13,825,600      5,100,800
  Minority interest ................................      382,121        471,044
  Stockholders' equity .............................   11,584,144     33,666,764
                                                      -----------    -----------
                                                      $32,088,578    $45,129,554
                                                      ===========    ===========

                 Condensed Consolidated Statements of Operations

                                                            Three Months Ended                     Year Ended
                                                                  June 30,                          June 30,
                                                         2004              2003              2004              2003
                                                    -----------------------------      ------------------------------
Revenues:
  Product sales ..............................      $   816,745           925,322         3,607,413         3,558,435
  License fee and other revenues .............           52,253           822,840           512,256        10,127,327
  Research & development .....................           42,422                --           186,171            33,710
                                                    -----------       -----------      ------------       -----------

Revenues .....................................      $   911,420         1,748,162         4,305,840        13,719,472
Costs and Expenses ...........................        7,711,943         5,661,935        27,299,074        23,532,924
                                                    -----------       -----------      ------------       -----------

Operating Loss ...............................       (6,800,523)       (3,913,773)      (22,993,234)       (9,813,452)
Interest and Other Income ....................           11,843           322,155           403,843         1,259,692
                                                    -----------       -----------      ------------       -----------

Net Loss before Income Tax Benefit ...........       (6,788,680)       (3,591,618)      (22,589,391)       (8,553,760)
Income Tax (Provision) Benefit ...............          (36,714)          (65,302)          234,136           679,454
                                                    -----------       -----------      ------------       -----------

Net (Loss) Income ............................      $(6,825,394)      $(3,656,920)     $(22,355,255)      $(7,874,306)
                                                    ===========       ===========      ============       ===========

Net Loss per Common Share,
Basic and Diluted ............................      $     (0.14)            (0.07)            (0.45)            (0.16)
                                                    ===========       ===========      ============       ===========

Weighted average number of common
  shares outstanding .........................       49,893,627        49,878,193        49,886,484        49,877,889
                                                    ===========       ===========      ============       ===========

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